 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form 8-K (No 000-51595) of Web.com Group, Inc., of our report dated March 9, 2010 relating to the consolidated financial statements of Register.com Investment Cooperatie U.A. and Subsidiaries as of December 31, 2009 and 2008, and for the years then ended.

/s/ Amper, Politziner & Mattia, LLP

New York, New York
October 15, 2010